EX-99.1 OTHERDOC

eDiets.com Announces Content Agreement With America Online

Leading Online Diet Center to Provide Original Content to Several America Online Brands

Deerfield Beach, Fla., January 17, 2001 - eDiets.com, Inc. (OTCBB:EDET), the leading online diet center, today announced a two year agreement to provide original diet and nutrition content to several America Online (NYSE:AOL) brands.

"This expansion of our relationship with America Online builds on our principle business strategy of maintaining a major presence on the Internet's leading brands," said David Humble, CEO of eDiets.com. "They are the gateways to our target audience and our primary source of revenue."

Recently eDiets.com announced it would report profits for its fourth quarter ending December 31, 2000 as a result of higher than expected subscription revenue. Over 250,000 consumers paid eDiets.com a subscription fee in 2000, up from 33,000 in 1999.

eDiets.com's award-winning original content will be integrated into AOL's new Women's Channel, Netscape.com's Lifestyles and Health Channels, and CompuServe's Health & Fitness Channel. This will bring eDiets.com's wide range of information, tools and services to the more than 29 million AOL and CompuServe members and tens of millions of additional Netscape users.

About eDiets

eDiets.com is a business-to-consumer subscription model and the leading online diet center. The Company provides consumers with professional diet advice and information exclusively online, and operates a Support Center available to subscribers 24/7. Subscribers receive custom daily meal and fitness plans, attend online meetings, and are provided with a custom shopping list to take to the supermarket. The Company also publishes eDiets.com News, and distributes it online to a subscription base of over 3,000,000 consumers. eDiets.com was named a Forbes "Best of the Web" fitness and nutrition Web site for the year 2000.

Statements in the release, which are not historical in nature, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, changes in general economic and business conditions, changes in product acceptance by consumers, effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, and inability to obtain sufficient financing. For additional information regarding these and other risks and uncertainties associated with eDiets.com business, reference is made to the prospectus in the Registration Statement on Form SB-2 and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are


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made. The Company does not undertake any obligation to publicly update any forward-looking statements.

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Contact:
Jason Schlossberg
212-699-2564
mailto:investor-relations@eDiets.com

On behalf of:
http://www.ediets.com